EXHIBIT 99.1

Eagle Bancorp, Inc. Announces Record Earnings for Both Fourth Quarter 2010 and Full Year 2010, Marking Eight Consecutive Quarters of Increasing Profits

BETHESDA, Md., Jan. 26, 2011 (GLOBE NEWSWIRE) -- Eagle Bancorp, Inc. (the "Company") (Nasdaq:EGBN), the parent company of EagleBank, today announced record net income of $16.7 million for the year ended December 31, 2010, a 60% increase over the $10.4 million for the year ended December 31, 2009. Net income available to common shareholders increased 89% to $15.4 million ($0.78 per basic common share and $0.77 per diluted common share) for the year ended December 31, 2010, compared to $8.1 million ($0.55 per basic and diluted common share) for the year ended December 31, 2009.

For the three months ended December 31, 2010, the Company's net income was $5.1 million, a 71% increase over the $3.0 million for the three months ended December 31, 2009. Net income available to common shareholders increased 96% to $4.7 million ($0.24 per basic common share and $0.23 per diluted common share), as compared to $2.4 million ($0.12 per basic and diluted common share) for the same three month period in 2009.

"We are extremely pleased to report continued strong financial performance for our Company for both the fourth quarter and full year 2010," noted Ronald D. Paul, Chairman, President and Chief Executive Officer of Eagle Bancorp, Inc. "Fourth quarter 2010 results represent the eighth consecutive quarter of increasing net income. Our financial performance results have been highlighted by substantial revenue growth from a combination of loan and core deposit growth, a favorable net interest margin and fee income from the sale of residential mortgages," added Mr. Paul. "Additionally, the Company has maintained solid asset quality performance during the difficult economic period of the past few years and we have improved our operating efficiency. As a growth-oriented Company, our financial results reflect the organization's ability and desire to continue lending in the Washington D.C. metropolitan area, as evidenced by a $276 million, or 20% increase in portfolio loans in 2010; our ability to continue building new and existing client relationships, as evidenced by an 18% increase in deposits in 2010; and by our ability to successfully manage credit risk in our lending and investment activities," noted Mr. Paul.

Recently announced new branches in both Washington D.C. and Northern Virginia will further enhance the Company's opportunities to add valuable client relationships. A new office in the Gallery Place area adjacent to the Verizon Center in downtown Washington D.C. opened this week, and two offices, in the Rosslyn and Ballston areas in Northern Virginia, are planned to open in the second quarter of 2011.

A continuing trend of quarterly growth in both average loans and deposits together with an improving net interest margin were the primary drivers of increases in revenue and net income in both the fourth quarter and full year 2010 results. Average loans, including loans held for sale, increased 24% and 17% for the three and twelve months ended December 31, 2010, respectively, over the comparable prior year periods. Average deposits increased 24% and 26% for the three and twelve months ended December 31, 2010, respectively, due substantially to growth in money market and non-interest bearing demand accounts. Additionally, substantial noninterest income growth from our residential mortgage activity (expanded in April 2010) contributed to revenue growth in both the fourth quarter 2010 and full year 2010.

At December 31, 2010, total assets were $2.10 billion compared to $1.81 billion at December 31, 2009, a 16% increase. Total deposits were $1.73 billion at December 31, 2010, an 18% increase over deposits of $1.46 billion at December 31, 2009, while total loans, excluding loans held for sale, increased to $1.68 billion at December 31, 2010, from $1.40 billion at December 31, 2009, a 20% increase. Loans held for sale amounted to $80.6 million at December 31, 2010 as compared to $1.6 million at December 31, 2009, due to the expansion of the residential mortgage division during the year. The investment portfolio totaled $228.0 million at December 31, 2010, a 2% decrease from the $235.2 million balance at December 31, 2009. Total borrowed funds decreased 3% to $146.9 million at December 31, 2010, from $150.1 million at December 31, 2009. Alternative funding sources declined by $10.0 million in 2010, excluding growth in customer repurchase agreements. Total stockholders' equity increased to $204.7 million at December 31, 2010, from $188.3 million at December 31, 2009. The Company's capital position remains substantially in excess of regulatory requirements for well capitalized status, with a total risk based capital ratio of 11.93% at December 31, 2010. In addition, the tangible common equity ratio (tangible common equity to tangible assets) ended 2010 at 8.53%.

At December 31, 2010, the Company's nonperforming assets amounted to $32.0 million, representing 1.53% of total assets, compared to $27.1 million of nonperforming assets, or 1.50% of total assets, at December 31, 2009 and $29.2 million, or 1.46% of total assets, at September 30, 2010. Management remains attentive to early signs of deterioration in borrowers' financial conditions and to taking the appropriate action to mitigate risk. Furthermore, the Company is diligent in placing loans on nonaccrual status and believes, based on its loan portfolio risk analysis, that its allowance for loan losses, at 1.48% of total loans at December 31, 2010, is adequate to absorb potential credit losses within the loan portfolio at that date. Included in nonperforming assets at December 31, 2010 were $6.7 million of other real estate owned ("OREO") as compared to $5.1 million at December 31, 2009 and $4.6 million at September 30, 2010.

Analysis of the three months ended December 31, 2010 compared to 2009

For the three months ended December 31, 2010, the Company reported an annualized return on average assets (ROAA) of 0.96% as compared to 0.68% for the three months ended December 31, 2009. The annualized return on average common equity (ROAE) for the most recent quarter was 9.89%, as compared to 5.76% for the three months ended December 31, 2009. The increase in these ratios is due primarily to a higher net interest margin in the current period versus 2009, increased noninterest income and improved operating efficiency.

Net interest income increased 27% for the three months ended December 31, 2010 over the same period in 2009, resulting from a 22 basis point increase in the net interest margin and strong balance sheet growth. For the three months ended December 31, 2010, the net interest margin was 4.18% as compared to 3.96% for the three months ended December 31, 2009.

The provision for credit losses was $3.6 million for the three months ended December 31, 2010 as compared to $2.5 million for the three months ended December 31, 2009. At December 31, 2010, the allowance for credit losses represented 1.48% of loans outstanding, as compared to 1.47% at December 31, 2009 and 1.45% at September 30, 2010. The higher provisioning in the fourth quarter of 2010, as compared to the fourth quarter of 2009, is primarily attributable to substantially higher loan growth. Net charge-offs of $1.0 million represented 0.26% of average loans, excluding loans held for sale, in the fourth quarter of 2010, as compared to $1.8 million or 0.54% of average loans, excluding loans held for sale, in the fourth quarter of 2009. Net charge-offs in the fourth quarter of 2010 were primarily attributable to charge-offs of commercial real estate loans ($350 thousand), commercial and industrial loans ($562 thousand), and the unguaranteed portion of SBA loans ($91 thousand).

At December 31, 2010, the allowance for credit losses represented 98% of nonperforming loans as compared to 94% at December 31, 2009 and 90% at September 30, 2010.

Noninterest income for the three months ended December 31, 2010 increased to $3.7 million from $1.3 million for the three months ended December 31, 2009, a 188% increase. This increase was due primarily to increases of $1.8 million in gains realized on the sale of residential loans and $496 thousand in increased gains realized on the sale of investment securities. Gains on the sale of SBA loans decreased $70 thousand. Investment gains realized in the fourth quarter of 2010 were the result of asset/liability management decisions to sell a portion of mortgage-backed securities that exhibited substantial prepayment risk. Also contributing to the increase in noninterest income in 2010 compared to 2009 was an increase of $52 thousand in service fees and a $121 thousand increase in other income. Excluding investment securities gains, total noninterest income was $3.2 million for the fourth quarter of 2010 as compared to $1.3 million for the fourth quarter of 2009, a 149% increase.

The efficiency ratio, which measures the ratio of noninterest expense to total revenue, was 53.98% for the fourth quarter of 2010, as compared to 59.02% for the fourth quarter of 2009, as the Company enhanced its productivity. As compared to the third quarter of 2010, the fourth quarter efficiency ratio was lower (from 58.68% to 53.98%) due to increases in revenue (net interest income and noninterest income) substantially offsetting increases in noninterest expenses. Noninterest expenses were $13.5 million for the three months ended December 31, 2010, as compared to $10.6 million for the three months ended December 31, 2009, a 27% increase. Cost increases were incurred for salaries and benefits of $1.9 million due substantially to additional residential mortgage staff, and to increases in incentive compensation. Premises and equipment expenses were $108 thousand lower due primarily to the consolidation of two branches during 2010. Other expenses increased by $624 thousand, with $200 thousand due to the operating and disposition costs of OREO properties. Marketing and advertising costs decreased by $175 thousand due to the Company's reduced sponsorship role in the Military Bowl in 2010. FDIC insurance premiums were $387 thousand higher due to substantially higher deposit balances, increased costs of the transaction account guarantee program and lower costs in the fourth quarter of 2009 resulting from accrual adjustments.

Analysis of the twelve months ended December 31, 2010 compared to 2009

For the twelve months ended December 31, 2010, the Company reported an ROAA of 0.86% as compared to 0.65% for the year of 2009, while the ROAE was 8.74% in 2010, as compared to 6.52% for 2009. The increase in these ratios was due primarily to an increase in the net interest margin over the past twelve months, resulting primarily from lower funding costs, to increases in noninterest income, and from improved operating efficiency.

In 2010, net interest income increased 29% over 2009. Average loans, including loans held for sale, increased 17% and average deposits increased by 26%. The net interest margin was 4.09% for 2010, as compared to 3.85% for the year of 2009. The Company has been able to maintain its loan yields in 2010 close to 2009 levels as a result of its loan pricing practices and has been able to reduce its funding costs, while maintaining a favorable deposit mix as a result of sales efforts focused on increasing and deepening client relationships.

The provision for credit losses was $9.3 million for the year of 2010 as compared to $7.7 million in 2009. The higher provisioning in 2010 as compared to 2009 is attributable to substantially higher amounts of loan growth in 2010 compared to 2009. For the twelve months ended December 31, 2010, net charge-offs totaled $5.2 million (0.35% of average loans) compared to $5.5 million (0.42% of average loans) for the twelve months ended December 31, 2009. Net charge-offs in the twelve months ended December 31, 2010 were primarily attributable to charge-offs of commercial real estate loans – owner occupied ($246 thousand), commercial real estate loans ($716 thousand), commercial and industrial loans ($1.7 million), construction loans ($1.7 million), and the unguaranteed portion of SBA loans ($750 thousand).

Noninterest income for the year of 2010 was $9.2 million compared to $7.3 million in 2009, an increase of 27%. This increase was due primarily to a $1.8 million increase in gains realized on the sale of residential loans and $234 thousand of other income. Gains on the sale of SBA loans decreased $70 thousand. These increases were partially offset by a $208 thousand decline in gains on the sale of investment securities. Investment gains realized in both 2010 and 2009 were the result of asset/liability management decisions to either reduce call risk in the portfolio of U.S. Agency securities, to mitigate potential extension risk in longer-term mortgage-backed securities or to mitigate prepayment risk in mortgage-backed securities. Excluding investment securities gains, total noninterest income was $7.9 million for the year of 2010 as compared to $5.8 million for 2009, a 37% increase.

Noninterest expenses were $51.0 million for the year of 2010, as compared to $42.8 million for 2009, a 19% increase. The increase is primarily due to salaries, incentive compensation and benefits increases of $4.6 million including staffing increases primarily as a result of expansion of the residential mortgage division, to premises and equipment expense increases of $1.1 million and to other expense increases of $2.1 million. Other expense increases include $851 thousand due to the operating and disposition costs of OREO properties; legal, accounting and professional fees of $256 thousand and data processing cost increases of $273 thousand. Premises and equipment expenses include approximately $827 thousand due to the acceleration of rent and leasehold improvement amortization for the consolidation of two branch offices in 2010. These higher costs were partially offset by a reduction in marketing and advertising costs of $41 thousand and lower FDIC insurance costs of $51 thousand, largely as a result of the absence of a special assessment of approximately $723 thousand recorded in the second quarter of 2009. For the full year of 2010, the efficiency ratio was 59.26% as compared to 64.01% for the same period in 2009. Cost control remains a key operating objective of the Company.

At December 31, 2010, the Company had a total risk based capital ratio of 11.93%, a Tier 1 risk based capital ratio of 10.20%, and a Tier 1 leverage ratio of 9.38%, all measures substantially above the regulatory requirements for well capitalized status.

The financial information which follows provides more detail on the Company's financial performance for the twelve and three months ended December 31, 2010 as compared to the twelve and three months ended December 31, 2009, as well as providing eight quarters of trend data. Persons wishing additional information should refer to the Company's Form 10-K for the year ended December 31, 2009 and other reports filed with the Securities and Exchange Commission (the "SEC").

About Eagle Bancorp: The Company is the holding company for EagleBank which commenced operations in 1998. The Bank is headquartered in Bethesda, Maryland, and conducts full service commercial banking through thirteen offices, located in Montgomery County, Maryland, Washington, D.C. and Fairfax County, Virginia. The Company focuses on building relationships with businesses, professionals and individuals in its marketplace.

The Eagle Bancorp, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6101

Conference Call: Eagle Bancorp will host a conference call to discuss the fourth quarter 2010 financial results on Thursday, January 27, 2011 at 10:00 a.m. eastern time. The public is invited to listen to this conference call by dialing 877-303-6220, conference ID Code is 34956216, or by accessing the call on the Company's website, www.eaglebankcorp.com. A replay of the conference call will be available on the Company's website through February 10, 2011.

Forward-looking Statements: This press release contains forward-looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as "may," "will," "anticipates," "believes," "expects," "plans," "estimates," "potential," "continue," "should," and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company's market, interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. For details on factors that could affect these expectations, see the risk factors and other cautionary language included in the Company's Annual Report on Form 10-K for the year ended December 31, 2009 and in other periodic and current reports filed with the SEC. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company's past results are not necessarily indicative of future performance.

Eagle Bancorp, Inc.
Financial Highlights
(in thousands, except per share data)	Twelve Months Ended		Three Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Income Statements:	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Total interest income	$ 96,658	$ 84,338	$ 26,040	$ 22,413
Total interest expense	19,832	24,809	4,753	5,685
Net interest income	76,826	59,529	21,287	16,728
Provision for credit losses	9,308	7,669	3,556	2,528
Net interest income after provision for credit losses	67,518	51,860	17,731	14,200
Noninterest income (before investment gains)	7,912	5,759	3,180	1,275
Investment gains	1,330	1,538	497	1
Total noninterest income	9,242	7,297	3,677	1,276
Total noninterest expense	51,004	42,773	13,475	10,627
Income before income tax expense	25,756	16,384	7,933	4,849
Income tax expense	9,098	5,965	2,879	1,898
Net income	16,658	10,419	5,054	2,951
Preferred stock dividends and discount accretion	1,299	2,307	328	540
Net Income Available to Common Shareholders	$ 15,359	$ 8,112	$ 4,726	$ 2,411

Per Share Data:
Earnings per weighted average common share, basic	$ 0.78	$ 0.55	$ 0.24	$ 0.12
Earnings per weighted average common share, diluted	$ 0.77	$ 0.55	$ 0.23	$ 0.12
Weighted average common shares outstanding, basic	19,648,591	14,643,294	19,897,713	19,521,574
Weighted average common shares outstanding, diluted	20,042,322	14,784,631	20,345,515	19,779,726
Actual shares outstanding	19,700,387	19,534,226	19,700,387	19,534,226
Book value per common share at period end	$ 9.25	$ 8.48	$ 9.25	$ 8.48
Tangible book value per common share at period end (1)	$ 9.03	$ 8.26	$ 9.03	$ 8.26

Performance Ratios (annualized):
Return on average assets	0.86%	0.65%	0.96%	0.68%
Return on average common equity	8.74%	6.52%	9.89%	5.76%
Net interest margin	4.09%	3.85%	4.18%	3.96%
Efficiency ratio (2)	59.26%	64.01%	53.98%	59.02%

Other Ratios:
Allowance for credit losses to total loans	1.48%	1.47%	1.48%	1.47%
Allowance for credit losses to total nonperforming loans	97.89%	93.62%	97.89%	93.62%
Nonperforming loans to total loans	1.51%	1.57%	1.51%	1.57%
Nonperforming assets to total assets	1.53%	1.50%	1.53%	1.50%
Net charge-offs (annualized) to average loans	0.35%	0.42%	0.26%	0.54%
Common equity to total assets	8.72%	9.18%	8.72%	9.18%
Tier 1 leverage ratio	9.38%	10.29%	9.38%	10.29%
Tier 1 risk based capital ratio	10.20%	11.82%	10.20%	11.82%
Total risk based capital ratio	11.93%	13.57%	11.93%	13.57%
Tangible common equity to tangible assets (1)	8.53%	8.96%	8.53%	8.96%

Loan Balances -Period End (in thousands):
Commercial and Industrial	$ 411,744	$ 346,692	$ 411,744	$ 346,692
Commercial real estate -- owner occupied	$ 223,986	$ 196,433	$ 223,986	$ 196,433
Commercial real estate - income producing	$ 619,714	$ 499,501	$ 619,714	$ 499,501
1-4 Family mortgage	$ 15,977	$ 9,236	$ 15,977	$ 9,236
Construction - commercial and residential	$ 308,081	$ 252,695	$ 308,081	$ 252,695
Home equity	$ 89,885	$ 87,283	$ 89,885	$ 87,283
Other consumer	$ 6,113	$ 7,471	$ 6,113	$ 7,471

Average Balances (in thousands):
Total assets	$ 1,936,191	$ 1,595,618	$ 2,079,392	$ 1,732,168
Total earning assets	$ 1,877,151	$ 1,544,950	$ 2,021,492	$ 1,677,573
Total loans (3)	$ 1,531,304	$ 1,312,537	$ 1,672,572	$ 1,352,076
Total deposits	$ 1,581,346	$ 1,257,021	$ 1,710,088	$ 1,381,305
Total borrowings	$ 149,899	$ 169,247	$ 154,950	$ 141,406
Total stockholders' equity	$ 198,298	$ 160,648	$ 206,191	$ 202,004

(1) Tangible common equity to tangible assets (the "tangible common equity ratio") and tangible book value per common share are non-GAAP financial measures derived from GAAP-based amounts. We calculate the tangible common equity ratio by excluding the balance of intangible assets from common stockholders' equity and dividing by tangible assets. We calculate tangible book value per common share by dividing tangible common equity by common shares outstanding, as compared to book value per common share, which we calculate by dividing common stockholders' equity by common shares outstanding. We believe that this information is important to shareholders' as tangible equity is a measure that is consistent with the calculation of capital for bank regulatory purposes, which excludes intangible assets from the calculation of risk based ratios.
(2) Computed by dividing noninterest expense by the sum of net interest income and noninterest income.
(3) Includes loans held for sale.

GAAP Reconciliation
(dollars in thousands except per share data)

	Twelve Months Ended
	December 31,
	2010	2009
	(Unaudited)	(Unaudited)
Common stockholders' equity	$ 182,134	$ 165,709
Less: Intangible assets	(4,188)	(4,379)
Tangible common equity	$ 177,946	$ 161,330

Book value per common share	$ 9.25	$ 8.48
Less: Intangible book value per common share	(0.21)	(0.22)
Tangible book value per common share	$ 9.03	$ 8.26

Total assets	$ 2,089,370	$ 1,805,504
Less: Intangible assets	(4,188)	(4,379)
Tangible assets	$ 2,085,182	$ 1,801,125

Tangible common equity ratio	8.53%	8.96%

Eagle Bancorp, Inc.
Statements of Financial Condition
(dollars in thousands)
	December 31, 2010	September 30, 2010	December 31, 2009
	(Unaudited)	(Unaudited)	(Audited)
Assets
Cash and due from banks	$ 12,414	$ 19,734	$ 21,955
Federal funds sold	34,048	72,101	88,248
Interest bearing deposits with banks and other short-term investments	11,652	7,577	7,484
Investment securities available for sale, at fair value	228,048	258,902	235,227
Federal Reserve and Federal Home Loan Bank stock	9,528	9,774	10,417
Loans held for sale	80,571	70,889	1,550
Loans	1,675,500	1,530,946	1,399,311
Less allowance for credit losses	(24,754)	(22,240)	(20,619)
Loans, net	1,650,746	1,508,706	1,378,692
Premises and equipment, net	9,367	8,658	9,253
Deferred income taxes	14,471	12,350	12,455
Bank owned life insurance	13,342	13,237	12,912
Intangible assets, net	4,188	4,242	4,379
Other real estate owned	6,701	4,581	5,106
Other assets	14,294	15,395	17,826
Total Assets	$ 2,089,370	$ 2,006,146	$ 1,805,504

Liabilities
Deposits:
Noninterest bearing demand	$ 400,291	$ 380,167	$ 307,959
Interest bearing transaction	61,771	62,722	59,707
Savings and money market	737,071	693,381	582,854
Time, $100,000 or more	344,747	324,399	296,199
Other time	182,918	185,422	213,542
Total deposits	1,726,798	1,646,091	1,460,261
Customer repurchase agreements and federal funds purchased	97,584	99,147	90,790
Other short-term borrowings	--	--	10,000
Long-term borrowings	49,300	49,300	49,300
Other liabilities	10,972	9,307	6,832
Total liabilities	1,884,654	1,803,845	1,617,183

Stockholders' Equity
Preferred stock, par value $.01 per share, shares authorized 1,000,000, Series A, $1,000 per share liquidation preference, shares issued and outstanding 23,235 at each period, discount of $601, $645 and $570 respectively, net	22,582	22,537	22,612
Common stock, par value $.01per share; shares authorized 50,000,000, shares issued and outstanding 19,700,387, 19,671,797 and 19,534,226, respectively	197	197	195
Warrants	946	946	946
Additional paid in capital	130,382	129,958	129,211
Retained earnings	48,551	43,833	33,024
Accumulated other comprehensive income	2,058	4,830	2,333
Total stockholders' equity	204,716	202,301	188,321
Total Liabilities and Stockholders' Equity	$ 2,089,370	$ 2,006,146	$ 1,805,504

EAGLE BANCORP, INC.
Consolidated Statements of Operations
For the Twelve and Three Month Periods Ended December 31, 2010 and 2009 (Unaudited)
(dollars in thousands, except per share data)
	Twelve Months Ended		Three Months Ended
	December 31,		December 31,
Interest Income	2010	2009	2010	2009
Interest and fees on loans	$ 89,384	$ 77,004	$ 24,389	$ 20,576
Interest and dividends on investment securities	6,992	7,138	1,580	1,747
Interest on balances with other banks and short-term investments	108	94	25	39
Interest on federal funds sold	174	102	46	51
Total interest income	96,658	84,338	26,040	22,413
Interest Expense
Interest on deposits	16,886	20,956	4,026	4,864
Interest on customer repurchase agreements and federal funds purchased	731	957	186	184
Interest on short-term borrowings	27	611	--	184
Interest on long-term borrowings	2,188	2,285	541	453
Total interest expense	19,832	24,809	4,753	5,685
Net Interest Income	76,826	59,529	21,287	16,728
Provision for Credit Losses	9,308	7,669	3,556	2,528
Net Interest Income After Provision For Credit Losses	67,518	51,860	17,731	14,200

Noninterest Income
Service charges on deposits	3,068	2,898	768	716
Gain on sale of loans	2,836	1,054	1,846	104
Gain on sale of investment securities	1,330	1,538	497	1
Increase in the cash surrender value of bank owned life insurance	430	463	105	115
Other income	1,578	1,344	461	340
Total noninterest income	9,242	7,297	3,677	1,276
Noninterest Expense
Salaries and employee benefits	25,511	20,889	7,318	5,412
Premises and equipment expenses	8,460	7,343	1,735	1,843
Marketing and advertising	1,058	1,099	139	314
Data processing	2,629	2,356	674	576
Legal, accounting and professional fees	2,987	2,731	806	690
FDIC insurance	2,692	2,743	665	278
Other expenses	7,667	5,612	2,138	1,514
Total noninterest expense	51,004	42,773	13,475	10,627
Income Before Income Tax Expense	25,756	16,384	7,933	4,849
Income Tax Expense	9,098	5,965	2,879	1,898
Net Income	16,658	10,419	5,054	2,951
Preferred Stock Dividends and Discount Accretion	1,299	2,307	328	540
Net Income Available to Common Shareholders	$ 15,359	$ 8,112	$ 4,726	$ 2,411

Earnings Per Common Share
Basic	$ 0.78	$ 0.55	$ 0.24	$ 0.12
Diluted	$ 0.77	$ 0.55	$ 0.23	$ 0.12

EAGLE BANCORP, INC.
Average Balances, Interest Yields And Rates, And Net Interest Margin
(dollars in thousands)

	Three Months Ended December 31,
	2010			2009
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
ASSETS
Interest earning assets:
Interest bearing deposits with other banks and other short-term investments	$ 9,419	$ 25	1.05%	$ 7,470	$ 39	2.07%
Loans (1) (2) (3)	1,672,572	24,389	5.79%	1,352,076	20,576	6.04%
Investment securities available for sale (3)	256,520	1,580	2.44%	224,225	1,747	3.09%
Federal funds sold	82,981	46	0.22%	93,802	51	0.22%
Total interest earning assets	2,021,492	26,040	5.11%	1,677,573	22,413	5.30%

Total noninterest earning assets	80,973			74,569
Less: allowance for credit losses	23,073			19,974
Total noninterest earning assets	57,900			54,595
TOTAL ASSETS	$2,079,392			$1,732,168

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest bearing liabilities:
Interest bearing transaction	$ 59,616	$ 69	0.46%	$ 55,434	$ 44	0.31%
Savings and money market	732,839	1,889	1.02%	527,300	1,845	1.39%
Time deposits	521,680	2,068	1.57%	524,860	2,975	2.25%
Total interest bearing deposits	1,314,135	4,026	1.22%	1,107,594	4,864	1.74%
Customer repurchase agreements and federal funds purchased	105,650	186	0.70%	82,106	184	0.89%
Other short-term borrowings	--	--	--	23,696	184	3.08%
Long-term borrowings	49,300	541	4.35%	35,604	453	5.05%
Total interest bearing liabilities	1,469,085	4,753	1.28%	1,249,000	5,685	1.81%

Noninterest bearing liabilities:
Noninterest bearing demand	395,953			273,711
Other liabilities	8,163			7,453
Total noninterest bearing liabilities	404,116			281,164

Stockholders' equity	206,191			202,004
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,079,392			$1,732,168

Net interest income		$ 21,287			$ 16,728
Net interest spread			3.83%			3.49%
Net interest margin			4.18%			3.96%

(1) Includes loans held for sale.
(2) Loans placed on nonaccrual status are included in average balances. Net loan fees and late charges included in interest income on loans totaled $712 thousand and $752 thousand for the three months ended December 31, 2010 and 2009, respectively.
(3) Interest and fees on loans and investments exclude tax equivalent adjustments.

EAGLE BANCORP, INC.
Average Balances, Interest Yields And Rates, And Net Interest Margin
(dollars in thousands)

	Twelve Months Ended December 31,
	2010			2009
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
ASSETS
Interest earning assets:
Interest bearing deposits with other banks and other short-term investments	$ 8,151	$ 108	1.32%	$ 3,928	$ 94	2.39%
Loans (1) (2) (3)	1,531,304	89,384	5.84%	1,312,537	77,004	5.87%
Investment securities available for sale (3)	259,576	6,992	2.69%	182,073	7,138	3.92%
Federal funds sold	78,120	174	0.22%	46,412	102	0.22%
Total interest earning assets	1,877,151	96,658	5.15%	1,544,950	84,338	5.46%

Total noninterest earning assets	80,787			70,012
Less: allowance for credit losses	21,747			19,344
Total noninterest earning assets	59,040			50,668
TOTAL ASSETS	$1,936,191			$1,595,618

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest bearing liabilities:
Interest bearing transaction	$ 54,889	$ 209	0.38%	$ 52,083	$ 161	0.31%
Savings and money market	684,858	7,847	1.15%	401,912	6,144	1.53%
Time deposits	506,570	8,830	1.74%	566,686	14,651	2.59%
Total interest bearing deposits	1,246,317	16,886	1.35%	1,020,681	20,956	2.05%
Customer repurchase agreements and federal funds purchased	96,862	731	0.75%	93,363	957	1.03%
Other short-term borrowings	3,737	27	0.72%	30,562	611	1.97%
Long-term borrowings	49,300	2,188	4.44%	45,322	2,285	5.04%
Total interest bearing liabilities	1,396,216	19,832	1.42%	1,189,928	24,809	2.09%

Noninterest bearing liabilities:
Noninterest bearing demand	335,029			236,340
Other liabilities	6,648			8,702
Total noninterest bearing liabilities	341,677			245,042

Stockholders' equity	198,298			160,648
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,936,191			$1,595,618

Net interest income		$ 76,826			$ 59,529
Net interest spread			3.73%			3.37%
Net interest margin			4.09%			3.85%

(1) Includes loans held for sale.
(2) Loans placed on nonaccrual status are included in average balances. Net loan fees and late charges included in interest income on loans totaled $2.6 million and $2.1 million for the year ended December 31, 2010 and 2009, respectively.
(3) Interest and fees on loans and investments exclude tax equivalent adjustments.

Eagle Bancorp, Inc.
Statements of Income and Highlights (Quarterly Trends)
(in thousands, except per share data) (Unaudited)
	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,
Income Statements:	2010	2010	2010	2010	2009	2009	2009	2009
Total interest income	$ 26,040	$ 24,421	$ 23,689	$ 22,508	$ 22,413	$ 21,426	$ 20,432	$ 20,067
Total interest expense	4,753	4,722	5,072	5,285	5,685	6,408	6,112	6,604
Net interest income	21,287	19,699	18,617	17,223	16,728	15,018	14,320	13,463
Provision for credit losses	3,556	1,962	2,101	1,689	2,528	1,857	1,718	1,566
Net interest income after provision for credit losses	17,731	17,737	16,516	15,534	14,200	13,161	12,602	11,897
Noninterest income (before investment gains or losses)	3,180	2,073	1,437	1,222	1,275	1,486	1,698	1,300
Investment gains (losses)	497	260	573	--	1	--	1,405	132
Total noninterest income	3,677	2,333	2,010	1,222	1,276	1,486	3,103	1,432
Salaries and employee benefits	7,318	6,549	5,969	5,675	5,412	5,128	5,044	5,305
Premises and equipment	1,735	2,021	2,612	2,092	1,843	1,798	1,827	1,875
Marketing and advertising	139	391	281	247	314	228	242	315
Other expenses	4,283	3,968	4,275	3,449	3,058	3,126	4,460	2,798
Total noninterest expense	13,475	12,929	13,137	11,463	10,627	10,280	11,573	10,293
Income before income tax expense	7,933	7,141	5,389	5,293	4,849	4,367	4,132	3,036
Income tax expense	2,879	2,375	1,942	1,902	1,898	1,625	1,481	961
Net income	5,054	4,766	3,447	3,391	2,951	2,742	2,651	2,075
Preferred stock dividends and discount accretion	328	327	324	320	540	595	589	583
Net Income Available to Common Shareholders	$ 4,726	$ 4,439	$ 3,123	$ 3,071	$ 2,411	$ 2,147	$ 2,062	$ 1,492

Per Share Data:
Earnings per weighted average common share, basic	$ 0.24	$ 0.22	$ 0.16	$ 0.16	$ 0.12	$ 0.16	$ 0.16	$ 0.12
Earnings per weighted average common share, diluted	$ 0.23	$ 0.22	$ 0.16	$ 0.15	$ 0.12	$ 0.15	$ 0.16	$ 0.12
Weighted average common shares outstanding, basic	19,897,713	19,874,596	19,641,247	19,609,197	19,521,574	13,504,539	12,750,496	12,742,725
Weighted average common shares outstanding, diluted	20,345,515	20,230,063	20,071,945	19,951,246	19,779,726	13,794,355	12,887,964	12,793,974
Actual shares outstanding	19,700,387	19,671,797	19,652,918	19,633,763	19,534,226	19,505,339	12,763,940	12,745,118
Book value per common share at period end	$ 9.25	$ 9.14	$ 8.87	$ 8.66	$ 8.48	$ 8.46	$ 8.52	$ 8.49

Performance Ratios (annualized):
Return on average assets	0.96%	0.96%	0.73%	0.76%	0.68%	0.67%	0.70%	0.56%
Return on average common equity	9.89%	9.89%	7.27%	7.38%	5.76%	7.30%	7.58%	5.64%
Net interest margin	4.18%	4.10%	4.10%	3.98%	3.96%	3.77%	3.91%	3.76%
Efficiency ratio (1)	53.98%	58.68%	63.69%	62.15%	59.02%	62.29%	66.42%	69.10%

Other Ratios:
Allowance for credit losses to total loans (2)	1.48%	1.45%	1.45%	1.47%	1.47%	1.51%	1.50%	1.50%
Nonperforming loans to total loans	1.51%	1.61%	1.68%	1.47%	1.57%	1.73%	2.36%	3.67%
Nonperforming assets to total assets	1.53%	1.46%	1.49%	1.36%	1.50%	1.63%	2.14%	3.33%
Net charge-offs (annualized) to average loans	0.26%	0.39%	0.38%	0.36%	0.54%	0.48%	0.35%	0.29%
Tier 1 leverage ratio	9.38%	9.66%	9.84%	10.00%	10.29%	11.68%	8.96%	9.06%
Tier 1 risk based capital ratio	10.20%	10.88%	11.15%	11.77%	11.82%	13.65%	9.91%	10.26%
Total risk based capital ratio	11.93%	12.66%	12.85%	13.50%	13.57%	15.57%	12.05%	12.43%

Average Balances (in thousands):
Total assets	$ 2,079,392	$ 1,964,827	$ 1,881,761	$ 1,815,383	$ 1,732,168	$ 1,631,200	$ 1,518,979	$ 1,497,036
Total earning assets	$ 2,021,492	$ 1,907,900	$ 1,821,943	$ 1,753,989	$ 1,677,573	$ 1,579,603	$ 1,468,296	$ 1,453,503
Total loans (3)	$ 1,672,572	$ 1,553,254	$ 1,489,325	$ 1,406,904	$ 1,352,076	$ 1,317,685	$ 1,297,634	$ 1,281,925
Total deposits	$ 1,710,088	$ 1,610,813	$ 1,529,498	$ 1,472,061	$ 1,381,305	$ 1,321,405	$ 1,164,978	$ 1,157,227
Total borrowings	$ 154,950	$ 146,711	$ 151,240	$ 146,638	$ 141,406	$ 146,819	$ 199,479	$ 190,065
Total stockholders' equity	$ 206,191	$ 200,556	$ 194,866	$ 191,393	$ 202,004	$ 153,171	$ 145,492	$ 141,341

(1) Computed by dividing noninterest expense by the sum of net interest income and noninterest income.
(2) Excludes loans held for sale.
(3) Includes loans held for sale.
CONTACT: Eagle Bancorp, Inc.
         Michael T. Flynn
         301.986.1800